Exhibit 2.1

ASSIGNMENT OF COLLATERAL
AND
SURRENDER OF POSSESSION

TO:	Pafco Investments, LLC
225 Passaic Street
Passaic, New Jersey 07055

Pursuant to paragraph 8(B) of a Security Agreement executed by the parties hereto on January 31, 2005, and in accordance with the provisions of N.J.S.A. 12A:§9-609, and for good and valuable consideration, the Certo Group, LLC, a New Jersey limited liability company, a/k/a L.A. Foods Services, a/k/a L.A. Management Services, a/k/a L.A. Services, having an address at 285 Davidson Avenue, Somerset, New Jersey 08873 (collectively, the “Debtor”), hereby assigns to Pafco Investments, LLC (“Secured Party”) all right, title and interest of the Debtor in the Collateral more particularly described in Exhibit “A” hereto, and further consents to and authorizes the Secured Party to take immediate possession of the Collateral.

All expenses incurred by the Secured Party in retaking possession of the Collateral, enforcing of Pafco’s rights under the Security Agreement, securing and preserving the value of the Collateral, and, thereafter, disposing of the Collateral, including reasonable attorneys’ fees and legal expenses as and to the extent permitted by law, shall be paid by the Debtor and are secured by the security interest in the Collateral. The Debtor hereby expressly authorizes any person in whose possession or control the Collateral may be found to surrender the Collateral to the Secured Party without inquiry or proof of default.

IN WITNESS WHEREOF, the Debtor has duly executed this Assignment of Collateral and Surrender of Possession on this 10th day of December, 2007.

THE CERTO GROUP, LLC

By:	/s/ Dominic Certo
Dominic Certo,
Managing Member

In the Presence of:

/s/ illegible

EXHIBIT A

 Collateral. The “Collateral” covered by this Assignment is all the The Certo Group, LLC’s (“Debtor’s”) property described below, which it now owns or will acquire or create, immediately upon the acquisition or creation of this, and includes, but is not limited to, any items listed on any schedule or list attached here:

A. Accounts Chattel Paper, Instruments and Documents.
All of the Debtors right, title and interest in and to all accounts (as defined in the Uniform Commercial Code), including, without limitation, all accounts receivable, contract rights, and other rights of the Debtor to payment for goods sold or leased or for services rendered, whether earned by performance or otherwise, all chattel paper (as defined in the Uniform Commercial Code), all instruments (as defined in the Uniform Commercial Code) and all documents (as defined in the Uniform Commercial Code); in each case whether now or hereafter existing or now owned or hereafter acquired and wherever located; and all accessions and additions thereto, substitutions and replacements therefor, and the products and Proceeds thereof.

B. Inventory.
All Inventory and Goods, now owned or subsequently acquired, including, but not limited to, raw materials, work in process, finished goods, tangible property, stock in trade, wares, and merchandise used in or sold in the ordinary course of business, including Goods whose sale, lease or other disposition by Debtor has given rise to any Accounts, and which Goods have been returned to, or repossessed by, or stopped in transit by Debtor.

C. Equipment (General).

All of the Debtors right, title and interest in and to all equipment (as defined in the Uniform Commercial Code), including, without limitation, all machinery, apparatuses, furniture, furnishings, appliances, fixtures, vehicles, parts, accessories and all other similar goods used in or in connection with the operation of the Debtors business of every type and description, in each case whether now or hereafter existing or now owned or hereafter acquired and wherever located; and all accessions and additions thereto, substitutions and replacements therefor, and the products and Proceeds thereof.

D. Proceeds, Etc.

Proceeds and proceeds of hazard insurance and eminent domain or condemnation awards of all of the foregoing described properties or interest in properties, including all products of, and accessions to, those properties or interests in properties.

E. General Intangibles

All of the Debtors right, title and interest in and to all general intangibles (as defined in the Uniform Commercial Code), including, without limitation, all rights, interests, choses in action, causes of action, claims, and all other intangible property of every kind and nature: all corporate and other business records; all filings with governmental authorities; all loans, royalties, and other obligations receivable; all inventions, designs, trade secrets, computer programs, software, printouts and other computer materials; all licenses, franchises, customer lists, credit files and correspondence; all tax refunds and tax refund claims; all rights under leases, contracts. subleases, licenses, concessions, franchise agreements and other contracts and contract rights; all patents, patent applications, trademark applications, trade secrets, goodwill, copyrights, registrations; all rights of indemnification; all proceeds of insurance of which the Debtor is beneficiary; and all letters of credit, guaranties, liens, security interests and other security held by or granted to the Debtor; and all other intangible property, whether or not similar to the foregoing, in each case whether now or hereafter existing or now owned or hereafter acquired and wherever located; and all accessions and additions thereto, substitutions and replacements therefor and the products and Proceeds thereof.

Definition of Proceeds.
As used herein the term Proceeds shall have the meaning set forth in Article 9 of the Uniform Commercial Code and, to the extent not otherwise included, shall include, but not be limited to, (i) any and all proceeds of any insurance, causes and rights of action or settlements thereof, escrowed amounts of property, judicial and arbitration judgments and awards, payable to the Debtor from or in respect of any person from time to time; (ii) any and all payments (in any form whatsoever) made or due and payable to the Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any p claims, of the Debtor for losses or damages arising out of or relating to or for any breach of any agreements, covenants, representations or warranties or any default whether or not with respect to or under any of the foregoing collateral (without limiting any direct or independent art of the foregoing collateral by any governmental authority; (iii) all rights of the Pafco with respect to the collateral): and (iv) any and all other amounts from time to time paid or payable under or in connection with the foregoing collateral

The properties and interest in properties in this Paragraph are sometimes individually and collectively called “Collateral.”